EXHIBIT 99.1

News Release

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2007 SECOND
QUARTER AND FIRST HALF RESULTS

• Highest Second Quarter Results in Company History – Revenues of $339.5 million and Income from Continuing Operations of $107.3 million

• Second Quarter Diluted Earnings per Share from Continuing Operations of $1.64

• First Half Earnings Top Full Year 2006

August 8, 2007, New York -- Sotheby’s (NYSE: BID) today announced results for the second quarter and six months ended June 30, 2007.

For the quarter ended June 30, 2007, the Company reported record revenues of $339.5 million, a $91.2 million, or 37%, increase from the prior period, primarily due to a 43% increase in Consolidated Sales1 to $2.3 billion which includes a 45% increase in private sales to $172.6 million. Income from continuing operations for the second quarter of 2007 was an historic high of $107.3 million, or $1.64 per diluted share, compared to $72.4 million, or $1.17 per diluted share for the prior period, a $35.0 million, or 48% improvement. Adjusted EBITDA2 for the second quarter of 2007 was $164.5 million, a $41.1 million, or 33%, increase from the prior year period. This growth, which is largely due to the increase in revenues highlighted above, is partially offset by certain expense increases, which include the unfavorable impact of foreign currency translations of $5.7 million. Salaries and related costs increased $14.8 million, or 21%, largely due to higher full-time salaries (attributable to strategic headcount additions in key areas of the Company after the second quarter of 2006 and limited annual salary increases) and higher equity compensation costs (resulting from restricted stock awarded in February 2007 as well as compensation arrangements initiated with key senior executives in the second and third quarters of 2006). General and administrative expenses increased $13.1 million, or 42%, partially due to increased professional fees ($5.1 million) as well as increased client goodwill gestures and authenticity claims ($2.7 million).

For the first six months of 2007, revenues reached a record high of $486.9 million, a $142.6 million, or 41%, improvement largely due to a 45% increase in Consolidated Sales1 to a record $3.24 billion. Private sales also saw strong growth with a 43% increase to $334.0 million, surpassing our full year 2006 private sales total of $327.9 million. Income from continuing operations for the first half of 2007 was a record $131.7 million, a $63.2 million, or 92%, increase from the first half of 2006. Diluted earnings per share from continuing operations was $2.02 for the first half of 2007, a 77% increase from the prior period figure of $1.14. This growth is partially offset by the expense increases mentioned previously and the unfavorable impact of foreign currency translations (a $12.9 million impact versus the prior period).

The Company’s results for the first half of 2007 were significantly impacted by a one-time benefit of $20 million related to an insurance recovery from the key man life insurance policy covering Robert Noortman, who died unexpectedly in January 2007 and a $4.8 million gain on the sale of our former Billingshurst salesroom property in the United Kingdom, partially offset by a $15 million impairment charge related to intangible assets and goodwill of Noortman Master Paintings, B.V. Excluding these items, income from continuing operations2 for the first half of 2007 would have been $123.3 million, or $1.89 per diluted share2, a $54.9 million, or 80%, improvement from the first half of 2006. Also excluding these items, Adjusted EBITDA2 for the first half of 2007 would have been $195.8 million, a $64.9 million, or 50%, improvement from the first half of 2006.

“These past six months have been historic by all standards" said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “In this six month period we earned more than in any full year in our history. We believe that these results validate our strategy, demonstrate the significant operating leverage in our business model and highlight our ability to execute in a strong art market. They reaffirm our commitment to our clients, our employees and our shareholders. And, very importantly, they reaffirm our commitment to profitability.”

Second and Third Quarter Sales

In a remarkable season, Sotheby’s sold four of the top five lots, including the top lot of the season, Mark Rothko’s White Center (Yellow, Pink and Lavender on Rose) from the Collection of David and Peggy Rockefeller, which had a pre-sale estimate of $40 million3 and sold for $72.8 million, setting the record for a Contemporary Art work at auction. Francis Bacon’s Study from Pope Innocent X brought $52.7 million and Self-Portrait brought $43.0 million, while Claude Monet’s Nymphéas brought $36.7 million. Sotheby’s sold 391 lots for $1 million or more in the first half of 2007.

The Contemporary Art series of sales in New York brought $344.6 million, Sotheby’s highest total ever in this category and up 86% from May 2006. The New York May Impressionist sales also achieved excellent results with a total of $337.2 million, in line with the pre-sale estimate of $265/361 million3, and up 36% from the prior year.

Sotheby’s June fine arts sales in London were our best ever, bringing $402.5 million for the week. The Impressionist and Modern Art Sales brought $209.4 million and were highlighted by the sale of Claude Monet’s Nymphéas for $36.7 million, well above the pre-sale estimate of $20/30 million3. London’s Contemporary Art sales totaled a remarkable $193.1 million, more than double last year’s figure of $77.6 million and significantly above the pre-sale estimate of $112/157 million3.

Sotheby’s spring sale of American Paintings in New York brought $55.8 million, well above the high end of the pre-sale estimate of $32/47 million3. The highlights of the sale were Albert Bierstadt’s Mountain Lake which sold for $4.9 million, about double the pre-sale estimate of $2/3 million3 and Norman Rockwell’s Home on Leave which sold for $4.5 million, above the pre-sale estimate of $2/3 million3.

In our June Antiquities sale in New York, the auction record for any sculpture was shattered when the beautiful bronze statue Artemis and the Stag sold for an outstanding $28.6 million, more than four times the pre-sale high estimate of $7 million3. The sale achieved $47.2 million, the highest ever total for an Antiquities sale, and significantly above the pre-sale estimate of $8/12 million3.

Upcoming Sales

Sotheby’s is encouraged by the current level of auction consignments for the remainder of 2007. While we are still accepting property for the November Impressionist sale, we already have a number of great works consigned by artists such as Pablo Picasso, Georges Braque, Lyonel Feininger, Claude Monet and Henri Matisse, among others.

Next month in London, Sotheby’s will offer for sale the Rostropovich-Vishnevskaya Collection of Russian Art. The sale is entirely devoted to fine and decorative Russian Art from the 18th to the 20th centuries that formed the contents of the Paris and London apartments of recently deceased internationally renowned cellist and conductor Mstislav Rostropovich and his wife Galina Vishnevskaya, the famous Russian soprano. One of the highlights of the collection is a painting by Boris Dmitrievich Grigoriev, entitled The Faces of Russia (estimate of $3/4 million3). The entire offering is estimated to bring $26/40 million3.

In October, Sotheby’s New York will present a sale of property from the legendary Galerie Ariane Dandois in Paris. Following a decision to close her gallery space on the prestigious rue du Faubourg Saint-Honoré to pursue other interests, Ariane Dandois will offer nearly 800 lots of high quality Continental furniture and decorative objects. In total the auction is estimated to achieve $12/16 million3.

Highlighting Sotheby’s four-day series of Asian sales in New York this fall is a Magnificent and Highly Important 13th century Tibetan Gilt Bronze Maitreya, among the most important Himalayan works of art ever to come to auction, estimated in the region of $3.5 million3. The work will be the centerpiece of The Arts of the Buddha sale on September 21st, which will include 50 lots and is estimated to bring $8/11 million3. The series also includes Sotheby’s fourth sale of Contemporary Art Asia: China Korea Japan which is estimated to bring $20/30 million3 and a sale of Fine Chinese Ceramics and Works of Art, comprising Chinese ceramics, cloisonné figures, archaic bronzes and classical furniture estimated at approximately $9 million3.

In late September, Sotheby’s New York will offer for sale The Jeffery B. Ellis Antique Golf Club Collection, the most wide-ranging and historically important collection of golf clubs in the world. The Collection includes approximately 800 golf clubs that span the history of clubmaking from its earliest days to the beginning of the steel shaft era. Highlights include a Very Early and Important Square Toe Light Iron, circa 1600 (estimate of $150/250,0003), and a circa 1750 Long Nose Putter made by Andrew Dickson, the first clubmaker to mark his clubs (estimate of $200/300,0003). The collection is expected to total in excess of $4 million3.

Again this year, Sotheby’s will be revisiting Chatsworth in the British countryside with a major exhibition of Modern and Contemporary sculpture, Beyond Limits. Works by artists such as Rodin, Maillol, Chadwick, Flanagan and Rickey will be displayed and available for private sale. The exhibition will run from September 8th to November 4th.

1 Consolidated Sales is equal to the sum of Aggregate Auction Sales, Private Sales and Dealer Sales, and is a non-GAAP financial measure. See Appendix B.

2 Non-GAAP financial measure. See Appendix B.

3 Estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s earnings conference call will take place on Wednesday, August 8, 2007, at 4:45 PM EDT. Domestic callers should dial: 800-257-2101 and international callers should dial: 303-262-2139. The call reservation number is 11094714.

To listen to the conference call via web cast, please go to http://w.on24.com/r.htm?e=88203&s=1&k=FF2E63E9C43328B61C336CBB2AC56624. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues:
Auction and related revenues	$313,479	$242,877	$443,296	$332,370
Finance revenues	4,219	3,550	8,999	6,982
Dealer revenues	20,495	634	32,341	2,865
License fee revenues	822	722	1,402	1,192
Other revenues	492	516	868	905
Total revenues	339,507	248,299	486,906	344,314

Expenses:
Direct costs of services	30,235	23,228	47,466	36,111
Dealer cost of sales	17,167	-	25,532	-
Salaries and related costs	85,090	70,338	139,894	114,342
General and administrative expenses	44,243	31,155	82,790	63,208
Depreciation and amortization expense	5,312	5,292	10,794	10,663
Impairment loss	-	-	14,979	-
Gain on sale of land and buildings	-	-	(4,752)	-
Total expenses	182,047	130,013	316,703	224,324

Operating income	157,460	118,286	170,203	119,990

Interest income	3,972	1,109	6,694	1,628
Interest expense	(7,133)	(8,370)	(14,668)	(16,900)
Insurance recovery	-	-	20,000	-
Other income (expense)	51	(816)	1,730	(570)

Income from continuing operations before taxes	154,350	110,209	183,959	104,148
Equity in earnings of investees, net of taxes	1,040	402	1,749	509
Income tax expense	48,042	38,232	54,028	36,214
Income from continuing operations	107,348	72,379	131,680	68,443

Discontinued operations:
Loss from discontinued operations before taxes	-	(1,419)	-	(1,486)
Income tax benefit	-	(488)	-	(513)
Loss from discontinued operations	-	(931)	-	(973)

Net income	$107,348	$71,448	$131,680	$67,470

Basic earnings per share:
Earnings from continuing operations	$1.68	$1.21	$2.08	$1.17
Loss from discontinued operations	-	(0.02)	-	(0.02)
Basic earnings per share	$1.68	$1.20	$2.08	$1.15

Diluted earnings per share:
Earnings from continuing operations	$1.64	$1.17	$2.02	$1.14
Loss from discontinued operations	-	(0.02)	-	(0.02)
Diluted earnings per share	$1.64	$1.16	$2.02	$1.12

Basic and diluted weighted average shares outstanding:
Basic	63,750	59,740	63,453	58,437
Diluted	65,561	61,608	65,319	60,221

Cash dividends paid per common share	$0.10	$ -	$0.20	$ -

APPENDIX B

SOTHEBY'S
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by 1 are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data).

	Three Months Ended
	June 30,		$ Increase /	% Increase /
	2007	2006	Decrease	Decrease

GAAP Income from Continuing Operations	$107,348	$72,379	$34,969	48.3%
Adjustments:
Income tax expense related to continuing operations	48,042	38,232	9,810	25.7%
Income tax expense related to earnings from equity investees	667	258	409	158.5%
Net interest expense	3,161	7,261	(4,100)	-56.5%
Depreciation and amortization expense	5,312	5,292	20	0.4%
Adjusted EBITDA	$164,530	$123,422	$41,108	33.3%

GAAP Dealer Revenues	$20,495	$634	$19,861	3132.6%
Aggregate Auction Sales (1)	2,099,298	1,480,777	618,521	41.8%
Private Sales (2)	172,554	118,956	53,598	45.1%
Consolidated Sales	$2,292,347	$1,600,367	$691,980	43.2%

	Six Months Ended
	June 30,		$ Increase /	% Increase /
	2007	2006	Decrease	Decrease

GAAP Income from Continuing Operations	$131,680	$68,443	$63,237	92.4%
Adjustments:
Income tax expense related to continuing operations	54,028	36,214	17,814	49.2%
Income tax expense related to earnings from equity investees	1,122	327	795	243.1%
Gain on sale of land and buildings	(4,752)	-	(4,752)	n/a
Impairment loss	14,979	-	14,979	n/a
Insurance recovery	(20,000)	-	(20,000)	n/a
Net interest expense	7,974	15,272	(7,298)	-47.8%
Depreciation and amortization expense	10,794	10,663	131	1.2%
Adjusted EBITDA	$195,825	$130,919	$64,906	49.6%

GAAP Income from Continuing Operations	$131,680	$68,443	$63,237	92.4%
Adjustments:
Insurance recovery	(20,000)	-	(20,000)	n/a
Impairment loss	14,979	-	14,979	n/a
Gain on sale of land and buildings	(3,326)	-	(3,326)	n/a
Adjusted Income from Continuing Operations	$123,333	$68,443	$54,890	80.2%

GAAP Diluted Earnings per Share from Continuing
Operations	$2.02	$1.14	$0.88	77.2%
Adjustments:
Insurance recovery	(0.31)	-	(0.31)	n/a
Impairment loss	0.23	-	0.23	n/a
Gain on sale of land and buildings	(0.05)	-	(0.05)	n/a
Adjusted Diluted Earnings per Share from Continuing
Operations	$1.89	$1.14	$0.75	66.0%

GAAP Dealer Revenues	$32,341	$2,865	$29,476	1028.8%
Aggregate Auction Sales (1)	2,874,787	1,992,448	882,339	44.3%
Private Sales (2)	334,000	233,532	100,468	43.0%
Consolidated Sales	$3,241,128	$2,228,845	$1,012,283	45.4%

(1)	Represents the hammer (sale) price of property sold at auction plus buyer's premium.
(2)	Represents the total purchase price of property sold in private sales brokered by the Company's Auction segment.